Exhibit 23.2

March 11, 2021

Boards of Directors

1895 Bancorp of Wisconsin, MHC

1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. (Maryland)

PyraMax Bank, FSB

7001 West Edgerton Avenue

Greenfield, Wisconsin 53220

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Pro Forma Valuation Report and any Pro Forma Valuation Report Updates and our statement concerning subscription rights and liquidation rights in such filings including the prospectus and proxy statement/prospectus of 1895 Bancorp of Wisconsin, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,

Faust Financial, LLC

Faust Financial, LLC
2009 NE 22nd Street,	Direct: 216.374.6001
Fort Lauderdale, FL 33305	mfaust@faust-financial.com